Exhibit 8.1
Gordon Feinblatt LLC
Attorneys at Law

233 East Redwood Street Baltimore, Maryland 21202-3332 410-576-4000 www.gfrlaw.com

March 20, 2017

DCB Bancshares, Inc.
26500 Ridge Road
Damascus, Maryland 20872

RE:
Merger of DCB Bancshares, Inc. into Old Line Bancshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to DCB Bancshares, Inc., a Maryland corporation (“DCB”), in connection with the proposed merger (the “Merger”) of DCB with and into Old Line Bancshares, Inc., a Maryland corporation (“OLB”), with OLB as the surviving corporation. The Merger will be effected pursuant to an Agreement and Plan of Merger, dated as of February 1, 2017, by and between OLB and DCB (the “Merger Agreement”). All references in this opinion letter to the “Code”, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended. All capitalized terms used in this opinion letter and not otherwise defined in this opinion letter shall have the meanings assigned to those terms in the Merger Agreement.

This opinion is being furnished pursuant to Section 6.1(g) of the Merger Agreement.

In rendering the opinions set forth below, we have examined and, with your consent, have relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto) (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 filed by OLB with the Securities and Exchange Commission (the “SEC”) which contains the joint proxy statement/prospectus in respect of the Merger (the “Registration Statement”), (iii) certain factual representations and certifications made by DCB, including in the Merger Agreement; (iv) certain factual representations and certifications made by OLB, including in the Merger Agreement, and (v) such other instruments and documents related to the formation, organization and operation of DCB and OLB or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (collectively, the “Documents”).

DCB Bancshares, Inc.
March 20, 2017

The Proposed Transaction

Based solely upon our review of the Documents and the information contained therein (which information we have not attempted to verify in any respect), and in reliance upon such Documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

(a) For the reasons set forth in the Registration Statement, it is proposed that, pursuant to the Merger Agreement and the laws of the State of Maryland, DCB will merge with and into the OLB. DCB’s separate corporate existence will cease and OLB will be the surviving corporation (the “Surviving Corporation”). As the Surviving Corporation, OLB will succeed to all of the assets and liabilities of DCB under the Maryland General Corporation Law.

(b) As set forth in Section 1.3(b)(iv) of the Merger Agreement, at the Effective Time, subject to the other provisions of Article I of the Merger Agreement and the provisions of Article II of the Merger Agreement, each share of common stock, par value $.01 per share, of DCB issued and outstanding immediately prior to the Effective Time (other than shares that are owned, directly or indirectly, by OLB or any of its Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties or held for debts previously contracted)) shall, by virtue of the Merger Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive the Per Share Consideration.

Assumptions and Representations

In connection with rendering this opinion letter, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the Documents is accurate and completely describes all material facts relevant to our opinions. With respect to such Documents, we have also assumed the genuineness of all signatures, the legal capacity of all individuals signing the Documents, the authenticity of the Documents and the conformity with originals of all Documents submitted to us as copies. We have further assumed that there has been due execution and delivery of all Documents where due execution and delivery are prerequisites to the effectiveness thereof.

2. Articles of Merger in form and substance required by the Maryland General Corporation Law will have been filed with the State Department of Assessments and Taxation of Maryland, and the Merger will have become effective under the Maryland General Corporation Law.

DCB Bancshares, Inc.
March 20, 2017

3. The Merger will be consummated in accordance with the Merger Agreement and Maryland law, and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of OLB and DCB will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Merger Agreement and all other documents and instruments referred to therein or in the Registration Statement are valid and binding in accordance with their terms.

Opinion - Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein and in the Registration Statement, we are of the opinion that, under current law, (i) the Merger will qualify as a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code, and (ii) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than OLB common stock) received in the Merger, including cash received in lieu of fractional share interests. In addition, we hereby confirm that, subject to the assumptions and qualifications set forth herein and in the Registration Statement, the discussion set forth in the section of the Registration Statement entitled “THE MERGER AGREEMENT AND THE MERGER” under the heading “Certain Federal Income Tax Consequences”, constitutes our opinion as to the U.S. federal income tax consequences of those matters set forth therein as to which we are described as rendering an opinion.

In addition to the assumptions set forth above, the opinions set forth herein are subject to the exceptions, limitations and qualifications set forth below:

1. This opinion letter represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the “IRS”) in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither OLB nor DCB has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

DCB Bancshares, Inc.
March 20, 2017

2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of DCB, such as dealers in securities, stockholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

3. Our opinions set forth herein are based upon the description of the contemplated transaction as set forth in (a) the section of this opinion letter captioned “The Proposed Transaction;” (b) the Merger Agreement; and (c) the Registration Statement (these descriptions are collectively referred to herein as the “Transaction Description”). If the actual facts relating to any aspect of the contemplated transaction differ from the Transaction Description in any material respect, then our opinions may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the Transaction Description or to any transaction whatsoever, including the Merger, if all the transactions described in the Transaction Description are not consummated in accordance with the terms of the Transaction Description and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion letter is incorrect, our opinions might be adversely affected and may not be relied upon.

4. In basing matters set forth herein on our knowledge or awareness, the words “knowledge” and “awareness” (and any variations thereof) signify that in the course of our representation as counsel to DCB, no information has come to our attention that would give us actual knowledge or actual notice that any such matters are not accurate or that any of the Documents and information on which we have relied are not accurate and complete. The words “knowledge” and “awareness” and similar language used herein are intended to be limited to knowledge of the lawyers within our firm who have been actively involved in specific matters for DCB insofar as such knowledge pertains to the area(s) of their involvement. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters.

We hereby consent to being named in the section of the Registration Statement entitled “THE MERGER AGREEMENT AND THE MERGER” under the heading “Certain Federal Income Tax Consequences” and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or other rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Gordon Feinblatt LLC